                                                              EXHIBIT 4(a)(xxii)

                               AMENDMENT NO. 2 TO
                    2001 AMENDED AND RESTATED NOTE AGREEMENT


         Reference is hereby made to that certain 2001 Amended and Restated Note Agreement dated as of May 1, 2001 by and among THC Systems, Inc. (the "Company"), Oneida Ltd. (the "Guarantor"), Allstate Life Insurance Company ("Allstate Life"), Allstate Insurance Company ("Allstate") and Pacific Life Insurance Company (together with Allstate Life and Allstate, the "Purchasers"), as amended by that certain Waiver and Amendment No. 1 to 2001 Amended and Restated Note Agreement dated as of December 7, 2001 (collectively, the "Note Agreement"). This Amendment No. 2 to 2001 Amended and Restated Note Agreement is hereinafter referred to as "Amendment No. 2."

                                 R E C I T A L S

              A. The Guarantor and the Company have requested that the Purchasers agree to amend certain of the financial covenants in the Note Agreement.

              B. The Purchasers are willing to amend the financial covenants, provided the Note Agreement is amended to, among other things, provide for the monthly reporting of certain financial information.

              NOW, THEREFORE, the parties agree as follows:

         1. Definitions. All capitalized terms used in this Amendment No. 2 which are not otherwise defined shall have the meanings given to those terms in the Note Agreement, except where such terms are amended herein.

         2. Amendment of Note Agreement.

              2.1 The following defined term is added to Section 5.1 of the Note
Agreement:

              "Amendment No. 2 Effective Date" means the date on which all the conditions to the Amendment No. 2 to 2001 Amended and Restated Note Agreement dated as of April ___, 2002 have been satisfied.

              2.2 The following defined term is added to Section 5.1 of the Note
              Agreement: "Capital Expenditures" means, with respect to any Person for any period, the sum of (a) all expenditures of such Person in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations under GAAP) that are paid or due and payable in cash during such period and (b) all Capitalized Lease Obligations under which such Person is the lessee.

              2.3 The definitions of the terms Subsidiary Guarantees and Subsidiary Guarantors in Section 5.1 of the Note Agreement are amended and restated to read as follows:

              "Subsidiary Guarantee" means any Subsidiary Guarantee Agreement, in substantially the form of Exhibit E, executed and delivered by a Subsidiary Guarantor, as the same may be amended, supplemented, or otherwise modified from time to time.

              "Subsidiary Guarantors" means each of Kenwood Silver Company, Inc., Buffalo China, Inc., Encore Promotions, Inc., THC Systems, Inc. (formerly known as Oneida Community China,





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              Inc.), Sakura, Inc. (formerly known as Oneida Community China,
              Inc.), Delco International Ltd., and each Subsidiary created or acquired after January 19, 1996, which becomes a "Guarantor" as such term is defined in the Credit Agreement or which is required to issue a Subsidiary Guarantee pursuant to Section 7.18.

              2.4 The definition of the term Subsidiary Subordination Agreement in Section 5.1 of the Note Agreement is amended and restated to read as follows:

              "Subsidiary Subordination Agreement" means any Subsidiary Subordination Agreement, in substantially the form of Exhibit D, executed and delivered by a Subsidiary Guarantor, as the same may be amended, supplemented, or otherwise modified from time to time.

              2.5 Section 5.2 of the Note Agreement is amended by adding the following sentence at the end thereof:

              Notwithstanding the foregoing, the financial covenants in this Agreement shall be calculated without regard to any impairment of goodwill recorded by the Company or the Guarantor as a result of either the Company's or the Guarantor's adoption of FAS 142.

              2.6 Section 6.1 of the Note Agreement is amended by deleting the "and" at the end of subparagraph (m) thereof, re-lettering subparagraph (n) as
(o), and by adding the following new subparagraph (n):

              (n) Within twenty five (25) days after the end of each fiscal month, a summary profit and loss statement for the month, with management discussion of significant developments, together with
              (i) a summary account receivable aging report as of the end of the month along with a schedule showing the ten (10) largest accounts receivable at such date, (ii) an accounts payable report as of the end of the month showing the ten (10) largest accounts payable and their amounts, as well as total accounts payable, and (iii) an inventory report showing, by product description, the levels of raw materials and supplies, work-in-process and finished goods as of the end of the month, and showing changes from the preceding month and year-to-date; and

              2.7 Section 6.11 of the Note Agreement is amended and restated to read as follows:

              Maintenance of Liens of the Security Documents. The Guarantor shall, and shall cause each Material Domestic Subsidiary to: (a) promptly, upon the reasonable request of the Noteholders or the Collateral Agent, at the Guarantor's expense, execute, acknowledge and deliver any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Collateral Agent or the Noteholders necessary or desirable for the continued validity, perfection and priority of the Liens in the Collateral covered thereby, and (b) promptly notify the Collateral Agent and the Noteholders in writing of any change in (i) its corporate name, (ii) the location of its chief executive office, its jurisdiction of incorporation, its principal place of business or any office in which it maintains books or records relating to Collateral or at which the Collateral is located (including the establishment of any new office or facility), (iii) in its identity or corporate structure, (iv) any newly acquired intellectual property registrations or applications therefore in the United States owned by it, or (v) in its federal taxpayer identification number. If at any time following the Closing Date the Guarantor or any of its Material Domestic Subsidiaries shall acquire property which is required by the terms hereof or of any of the Security Documents to be subject to the Lien created by the Security Documents but is not subject to such Lien, as soon as possible after the acquisition date of such property, the Guarantor shall grant or cause to be granted to the Collateral Agent, for the benefit of the Lenders and the Noteholders, a first priority Lien in such property pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and the Noteholders.



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



              2.8 The following new Section 6.18 is added to the Note Agreement immediately following Section 6.17:

              6.18 Further Actions.

              (a) Within thirty (30) days after the Amendment No. 2 Effective Date, the Guarantor shall use its reasonable efforts to cause the Oneida County Industrial Development Agency to approve an increase in the amount of the Mortgage to which it is a party to $67,220,000 or, in the alternative, to authorize an additional Mortgage in the aggregate amount of $67,220,000. If such approval or authorization is not obtained within such 30-day period, the Guarantor agrees that the Collateral Agent, on behalf of the Noteholders and the Lenders, is authorized to record an additional Mortgage in the amount of $6,815,000 covering the Mortgaged Property which has been executed and delivered to the Collateral Agent, for the benefit of the Lenders and the Noteholders, in escrow, together with the New York mortgage recording tax thereon.

              (b) Within sixty (60) days after the Amendment No. 2 Effective Date, the Guarantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Noteholders and the Lenders, a Mortgage or mortgage spreader agreement, in form and substance satisfactory to the Collateral Agent and the Noteholders, covering the following tax parcels: 332.000-1-1, 332.006-2-72, 332.011-2-28, 332.018-1-1.1, 47.-1-23, 6.73-1-8.
              Simultaneously with the delivery of such Mortgage or mortgage spreader agreement, the Guarantor shall cause to be delivered to the Collateral Agent, on behalf of the Noteholders and the Lenders, fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to the satisfaction of the Collateral Agent and the Noteholders to evidence the form of such policies to be delivered) in standard ALTA form, issued by a title insurance company satisfactory to the Collateral Agent and the Noteholders in an amount not less than the assessed value of such parcels, insuring the Mortgage (or spreader agreement, as the case may be) to create a valid Lien on such parcels with no exceptions which the Collateral Agent or the Noteholders shall not have approved in writing.

              2.9 Section 7.1(c) of the Note Agreement is amended and restated to read as follows:

              (c) Indebtedness of the Guarantor to any Subsidiary and of any Subsidiary to the Guarantor or to any other Subsidiary, provided that Indebtedness of Subsidiaries who are not Material Domestic Subsidiaries owed to the Guarantor or to any Material Domestic Subsidiary shall not exceed $20,000,000 in the aggregate;

              2.10 Subparagraph (iii) of Section 7.3 of the Note Agreement is amended by deleting the "and" at the end thereof and inserting "and" at the end of subparagraph (iv) thereof and adding the following new subparagraph (v):

              (v) The Guarantor may sell 158,147 shares of common stock of Prudential Securities, Inc. and approximately nine (9) acres of property located at Spagnoli Road, Melville, New York, in each case for cash consideration equal to the fair market value thereof;

              2.11 Section 7.4 of the Note Agreement is amended by replacing the last sentence thereof with the following language"

              "Except as otherwise permitted under the terms and conditions of the Collateral Agency Agreement, the Guarantor and its Subsidiaries may sell, transfer, or otherwise dispose of (in one transaction or a series of transactions), or engage in a sale/leaseback transaction with respect to, assets if the consideration received is in cash or cash equivalents at least equal to the fair market value of such assets and the aggregate consideration received does not exceed $11,000,000 for all such sales, transfers, or dispositions after the Amendment No. 2 Effective Date; provided that



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


              100% of the proceeds received from any such sale, transfer or disposition permitted above (after deducting the reasonable expenses of such sale, transfer or disposition) are applied to prepay, on a pro rata basis, the Loans outstanding under the Credit Agreement and the Indebtedness outstanding under this Agreement."

              2.12 Section 7.5(g) of the Note Agreement is amended to read as follows:

              (g) Capital Expenditures permitted by Section 7.22 hereof which are made in the ordinary course of business and do not comprise a material portion of the assets of another Person.

              2.13 Section 7.12(a) of the Note Agreement is amended and restated to read as follows:

              (a) Consolidated Interest Coverage Ratio. For a period of four (4) consecutive Fiscal Quarters ending with its most recent Fiscal Quarter, the Guarantor will not permit the Consolidated Interest Coverage Ratio of the Guarantor and its Subsidiaries to be less than (i) 2.22 to 1.00 for the Fiscal Quarter ended January 26, 2002, (ii) 2.31 to 1.00 for the Fiscal Quarter ending April 27, 2002, (iii) 2.33 to 1.00 for the Fiscal Quarter ending July 27, 2002, (iv) 2.46 to 1.00 for the Fiscal Quarter ending October 26, 2002, (v) 2.11 to 1.00 for the Fiscal Quarter ending January 25, 2003, (vi) 2.16 to 1.00 for the Fiscal Quarter ending April 26, 2003, (vii) 2.21 to 1.00 for the Fiscal Quarter ending July 26, 2003, (viii) 2.35 to 1.0 for the Fiscal Quarter ending October 25, 2003, and (ix) 2.55 to 1.0 for each succeeding Fiscal Quarter;

              2.14 Section 7.12(b) of the Note Agreement is amended and restated to read as follows:

              (b) Leverage Ratio. The Guarantor will not permit the Consolidated Leverage Ratio of the Guarantor and its Subsidiaries to be greater than (i) 5.24 to 1.00 for the Fiscal Quarter ended January 26, 2002, (ii) 5.50 to 1.00 for the Fiscal Quarter ending April 27, 2002, (iii) 5.70 to 1.00 for the Fiscal Quarter ending July 27, 2002, (iv) 5.60 to 1.00 for the Fiscal Quarter ending October 26, 2002, (v) 5.70 to 1.00 for the Fiscal Quarter ending January 25, 2003, (vi) 5.50 to 1.00 for the Fiscal Quarters ending April 26, 2003 and July 26, 2003, (vii) 5.40 to 1.0 for the Fiscal Quarter ending October 25, 2003, and (viii) 4.80 to 1.0 for each succeeding Fiscal Quarter.

              2.15 Section 7.13 of the Note Agreement is amended to read as follows:

              The Guarantor will not, and will not permit any Subsidiary to, become an account party in respect of, or otherwise incur obligations under, any letters of credit or bankers' acceptances except obligations in respect of (i) trade letters of credit and bankers' acceptances in an amount not to exceed $10,000,000 in the aggregate and (ii) standby letters of credit in an amount not to exceed $20,000,000 in the aggregate.

              2.16 The following new Section 7.22 is added to the Note Agreement immediately following Section 7.21:

              7.22. Capital Expenditures.

              The Guarantor will not, and will not permit any Subsidiary to, make Capital Expenditures exceeding $10,000,000 in the aggregate in any Fiscal Year. Notwithstanding the foregoing, if, at the end of any Fiscal Year, the Consolidated Leverage Ratio is 3.0 to 1.0 or lower, the limit on Capital Expenditures shall be increased to $15,000,000 for the next succeeding Fiscal Year.

              2.17 The following new Section 7.23 is added to the Note Agreement immediately following the new Section 7.22 added above:

              7.23 Dividends.




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


              Neither the Guarantor nor any Subsidiary shall declare or pay any dividends on shares of any class of capital stock, whether now or hereafter outstanding, except (a) the Guarantor or any Subsidiary may declare dividends payable solely in common stock of the Guarantor or such Subsidiary, (b) any Subsidiary may declare and pay cash dividends to the Guarantor, and (c) so long as no Default or Event of Default shall have occurred and be continuing, commencing with the second Fiscal Quarter in 2002 the Guarantor may declare cash dividends on its capital stock not to exceed $375,000 per quarter, provided that the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $4,000,000. Commencing with the second Fiscal Quarter in 2003, so long as no Default or Event of Default shall have occurred and be continuing, the maximum amount of cash dividends permitted to be declared by the Guarantor under clause (c) above shall be (i) $375,000 per quarter if the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $4,000,000, or (ii) $750,000 per quarter if the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $12,000,000 and the Leverage Ratio is not greater than 4.0 to 1.0, or (ii) $1,775,000 per quarter if the net income for the four Fiscal Quarters ended with the Fiscal Quarter which immediately precedes the Fiscal Quarter in which such dividend is declared exceeds $20,000,000 and the Leverage Ratio is not greater than 3.0 to 1.0. Dividends which are permitted under this Section must be paid within one hundred (100) days after the close of the Fiscal Quarter for which such dividends are declared.

              2.18 Schedule 1 to the Note Agreement, added by the Waiver and Amendment No. 1 to 2001 Amended and Restated Note Purchase Agreement, is amended to delete the reference to the property located at 8699 Stanley Ave., Niagara Falls, Ontario owned by Oneida Canada, Ltd.

         3. Representations and Warranties. Each of the Company and the Guarantor represents and warrants to the Purchasers that the following statements are true, correct and complete:

              3.1 Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio for the Fiscal Year ended January 26, 2002, as reflected in the audited financial statements required to be delivered pursuant to Section 6.1(b) of the Note Agreement, will not be less than 2.25 to 1.00.

              3.2 Consolidated Leverage Ratio. The Consolidated Leverage Ratio for the Fiscal Year ended January 26, 2002, as reflected in the audited financial statements required to be delivered pursuant to Section 6.1(b) of the Note Agreement, will not exceed 5.15 to 1.00.

              3.3 Representations and Warranties. Each of the representations and warranties made by the Company and the Guarantor in the Note Agreement is true and correct on and as of the date of this Amendment No. 2.

              3.4 No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

              3.5 Execution, Delivery and Enforceability. This Amendment No. 2 has been duly and validly executed and delivered by each of the Company and the Guarantor and constitutes their legal, valid and binding obligation, enforceable against the Company and the Guarantor in accordance with its terms.

         4. Conditions to Effectiveness of Amendment No. 2. This Amendment No. 2 shall be effective only when and if each of the following conditions is satisfied:

              4.1 Secretary's Certificate. The Purchasers shall have received a certificate executed by the Secretary or Assistant Secretary of each of the Company and the Guarantor certifying the due authorization of this




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


Amendment No. 2 by the Company and the Guarantor, the incumbency of the officer executing this Amendment No. 2, and any other legal matters relating to this Amendment No. 2, all in form and substance satisfactory to the Purchasers and their counsel.

              4.2 Consent of Subsidiary Guarantors. Each of the Subsidiary Guarantors shall have executed and delivered to the Purchasers the Consent of Guarantors attached to this Amendment No. 2.

              4.3 No Default or Event of Default; Accuracy of Representations and Warranties. After giving effect to this Amendment No. 2, no Default or Event of Default shall exist and each of the representations and warranties made by the Company and the Guarantor or any of its Material Domestic Subsidiaries herein and in or pursuant to the Subsidiary Guarantees, the Subsidiary Subordination Agreements or any of the Notes shall be true and correct in all material respects as if made on and as of the date on which this Amendment No. 2 becomes effective.

              4.4 Expense Reimbursements. The Company and the Guarantor shall have paid or agreed to pay all invoices presented to Company and the Guarantor for expense reimbursements due to the Purchasers including but not limited to fees of counsel pursuant to Section 11.1 of the Note Agreement.

              4.5 Execution of Amendment No. 2. The Purchasers shall have received a counterpart of this Amendment No. 2 duly executed and delivered by the Company, the Guarantor and the Purchasers.

              4.6 Amendment Fee. The Guarantor and the Company shall have paid to the Purchasers an amendment fee equal to one quarter of one percent (0.25%) of the aggregate principal balance of the Notes outstanding of each Purchaser on the effective date of this Amendment No. 2. Such fee shall be fully earned and nonrefundable when paid.

              4.7 Additional Subsidiary Guarantee and Subsidiary Subordiantion Agreement. Kenwood Silver Company, Inc. shall have executed and delivered to the Purchasers a Subsidiary Guarantee and Subsidiary Subordination Agreement.

              4.8 Collateral. The Guarantor and the Company shall have delivered or caused to be delivered to the Collateral Agent, for the benefit of the Lenders and the Noteholders, the Mortgages and additional collateral required to be delivered pursuant to the Amendment No. 1, in form and substance reasonably satisfactory to the Collateral Agent and the Noteholders and their counsel.

              4.9 Credit Agreement. The Purchasers shall have received a copy of any amendment amending the Credit, duly executed by the Company, Guarantor and the Lenders described therein.

         5. Confirmation of Note Agreement. Except as amended by this Amendment No. 2, all the provisions of the Note Agreement remain in full force and effect from and after the date hereof, and the Company and the Guarantor hereby ratify and confirm the Note Agreement and each of the documents executed in connection therewith. From and after the date hereof, all references in the Note Agreement to "this Agreement", "hereof", "herein", or similar terms, shall refer to the Note Agreement as amended by the Amendment No. 1 and this Amendment No. 2. Each of the Company and the Guarantor also ratifies and confirms that the Security Documents remain in full force and effect in accordance with their terms and are not impaired or affected by this Amendment No. 2.

         6. Counterparts. This Amendment No. 2 may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Amendment No. 2 by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

                  [Remainder of page intentionally left blank]





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


         IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed as of the day and year first above written.


                                            THC SYSTEMS, INC.

                                            By: /s/ GREGG R. DENNY
                                                ------------------
                                            Its: Vice President, Finance


                                            ONEIDA LTD.

                                            By: /s/ GREGG R. DENNY
                                                ------------------
                                            Its: Chief Financial Officer


                                            ALLSTATE LIFE INSURANCE COMPANY

                                            By: /s/ RONALD A. MENDEL
                                                --------------------
                                                Authorized Signatory

                                            By: /s/ DANIEL C. LEIMBACH
                                                ----------------------
                                                  Authorized Signatory


                                            ALLSTATE INSURANCE COMPANY

                                            By: /s/ RONALD A. MENDEL
                                                --------------------
                                                Authorized Signatory

                                            By: /s/ DANIEL C. LEIMBACH
                                                ----------------------
                                                  Authorized Signatory


                                            PACIFIC LIFE INSURANCE COMPANY

                                            By: /s/ DIANE W. DALES
                                                ------------------
                                            Its: Assistant Vice President

                                            By: /s/ PETER S. LIEK
                                                -----------------
                                            Its: Assistant Secretary




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


                        CONSENT OF SUBSIDIARY GUARANTORS

         Each of the undersigned is a party to a Subsidiary Guarantee and is a Subsidiary Guarantor of the obligations of the Company and the Guarantor under the Note Agreement referred to in the foregoing Amendment No. 2 to 2001 Amended and Restated Note Agreement. Each of the undersigned Subsidiary Guarantors hereby (a) consents to the foregoing Amendment No. 2, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment No. 2, the obligations of each of the undersigned Subsidiary Guarantors are not impaired or affected and the Subsidiary Guarantee continues in full force and effect, and
(c) ratifies and affirms the terms and provisions of the Subsidiary Guarantee.

         IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Subsidiary Guarantors as of the 23rd day of April, 2002.


BUFFALO CHINA, INC.                         DELCO INTERNATIONAL LTD.

By: /s/ GREGG R. DENNY                      By: /s/ GREGG R. DENNY
    ------------------                          ------------------
Name: Gregg R. Denny                        Name: Gregg R. Denny
Title: Vice President, Finance              Title: Vice President, Finance


ENCORE PROMOTIONS, INC.                     SAKURA, INC.

By: /s/ GREGG R. DENNY                      By: /s/ GREGG R. DENNY
    ------------------                          ------------------
Name: Gregg R. Denny                        Name: Gregg R. Denny
Title: Vice President, Finance              Title: Vice President, Finance


THC SYSTEMS INC.

By: /s/ GREGG R. DENNY
    ------------------
Name: Gregg R. Denny
Title: Vice President, Finance





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